EXHIBIT 21.1

SUBSIDIARIES OF THE TRADE DESK, INC.

The UK Trade Desk Ltd (United Kingdom)

The Trade Desk Australia PTY LTD (Australia)

The Trade Desk GmbH (Germany)

The Trade Desk Korea Yuhan Hoesa (South Korea)

The Trade Desk (Singapore) PTE. LTD. (Singapore)

The Trade Desk Japan K.K. (Japan)

The Trade Desk Limited (Hong Kong)